Exhibit 99.1

R1 RCM Announces Conversion Agreement with Ascension and TowerBrook

Conversion of Preferred Stock to Shares of Common Stock to Enhance Alignment with
Common Shareholders

Ascension and TowerBrook Committed to Supporting Sustainable Long-Term Growth

CHICAGO, IL – January 6, 2021 – R1 RCM Inc. (NASDAQ: RCM), a leading provider of technology-enabled revenue cycle management services to healthcare providers, announced that it has entered into an agreement with TCP-ASC ACHI Series LLLP, an investment vehicle jointly owned by Ascension Health Alliance (“Ascension”) and investment funds affiliated with TowerBrook Capital Partners L.P. (“TowerBrook”), for the conversion of all of the 8.00% Series A Convertible Preferred Stock (the “Preferred Stock”) held by the joint investment vehicle to common stock. The Preferred Stock, issued in February 2016, was entitled to 8.0% annual payment-in-kind (“PIK”) dividends until February 2023, followed by perpetual 8.0% annual cash dividends, and was not redeemable by R1. As part of the conversion agreement, the joint investment vehicle will receive approximately 139.3 million shares of common stock and a one-time $105 million cash payment. R1 intends to fund the cash payment with cash from its balance sheet.
Pro forma for the conversion of the Preferred Stock, Ascension and TowerBrook, through the joint investment vehicle, will collectively own approximately 54%1 of R1’s outstanding shares of common stock.

(shares in millions)
	1/4/21 (Pre-Transaction)[2]	Post- Transaction
Basic Common Shares Outstanding	121.1	121.1

"As Converted" Preferred Stock to Common Shares Pre-Transaction / Common Shares Post-Transaction	117.7	139.3

Total Common Shares Outstanding, inclusive of “As Converted” Preferred Stock Pre-Transaction	238.8	260.4

Future PIK Dividends (“As Converted” to Common Shares) Pre-Transaction	21.6	-
Total Adj. Common Shares Outstanding	260.4	260.4

1Excludes the dilutive effect of the warrants Ascension and TowerBrook hold through the joint investment vehicle (representing the right to purchase 60 million shares of common stock at $3.50 per share), warrants held by Intermountain Healthcare (representing the right to purchase 1.5 million shares at $6.00 per share), and any employee stock options and awards.
2Reflects share amounts Ascension and TowerBrook, through the joint investment vehicle, would have been entitled to pursuant to the existing terms of the Preferred Stock.
The transaction is expected to close later this month, and all the shares of common stock to be issued as part of the transaction will be subject to a one-year lock up scheduled to expire in 2022. Ascension and TowerBrook will retain their seats on R1’s Board of Directors.
Joe Flanagan, President and Chief Executive Officer of R1 said, “We believe this transaction is highly beneficial for R1 and our shareholders. Simplification of the capital structure affords us enhanced flexibility and alignment to pursue the many growth avenues available to us. Ascension and TowerBrook continue to be exceptional partners and I look forward to advancing R1’s long-term strategy to innovate and grow as the leading provider of revenue cycle technology and solutions to healthcare organizations.”
Anthony J. Speranzo, President and Chief Executive Officer of Ascension Capital, said, “We look forward to remaining proud partners and customers of R1 for many years to come. Since our investment and the creation of our long-term strategic partnership, R1 has delivered premier end-to-end revenue cycle solutions across our organization. We are committed to continuing our work together, strengthening our ability to provide compassionate and personalized care to all.”
Ian Sacks, Managing Director of TowerBrook and President of Ascension TowerBrook Healthcare Opportunities, said, “Our thesis that R1 could significantly grow its business while driving best-in-class outcomes for its customers has been shown to be resoundingly true. We look forward to continuing as long-term shareholders and working with Joe and the R1 family to support its significant anticipated growth and innovation.”
Centerview Partners LLC served as financial advisor and Kirkland & Ellis served as legal advisor to R1. Debevoise & Plimpton LLP is acting as legal counsel and Barclays and Duff & Phelps, LLC are acting as financial advisors to the special committee. Deutsche Bank AG served as financial advisor and Wachtell, Lipton, Rosen & Katz and Covington & Burling LLP served as legal advisors to Ascension and TowerBrook.
About R1 RCM
R1 RCM is a leading provider of technology-enabled RCM services which transform and solve revenue cycle performance challenges across hospitals, health systems and group physician practices. R1’s proven and scalable operating models seamlessly complement a healthcare organization’s infrastructure, quickly driving sustainable improvements to net patient revenue and cash flows while reducing operating costs and enhancing the patient experience. To learn more, visit: r1rcm.com.

Forward Looking Statements
This press release includes information that may constitute “forward-looking statements,” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to future, not past, events and often address our expected future growth, plans and performance or forecasts. These forward-looking statements are often identified by the use of words such as “anticipate,” “believe,” “designed,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “will,” or “would,” and similar expressions or variations, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among other things, statements about the potential impacts of the COVID-19 pandemic, our strategic initiatives, our capital plans, our costs, our ability to successfully deliver on our commitments to our customers, our ability to deploy new business as planned, our ability to successfully implement new technologies, our future financial performance, and our liquidity. Such forward-looking statements are based on management’s current expectations about future events as of the date hereof and involve many risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in our forward-looking statements. Subsequent events and developments, including actual results or changes in our assumptions, may cause our views to change. We do not undertake to update our forward-looking statements except to the extent required by applicable law. Readers are cautioned not to place undue reliance on such forward-looking statements. All forward-looking statements included herein are expressly qualified in their entirety by these cautionary statements. Our actual results and outcomes could differ materially from those included in these forward-looking statements as a result of various factors, including, but not limited to, the severity, magnitude and duration of the COVID-19 pandemic; responses to the pandemic by the government and healthcare providers and the direct and indirect impacts of the pandemic on our customers and personnel; the disruption of national, state and local economies as a result of the pandemic; the impact of the pandemic on our financial results, including possible lost revenue and increased expenses; and the factors discussed under the heading “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2019 and any other periodic reports that the Company files with the Securities and Exchange Commission.

Contacts: Investor Relations Atif Rahim R1 RCM Inc. 312.324.5476 investorrelations@r1rcm.com	Media Relations Natalie Joslin R1 RCM Inc. 678.585.1206 media@r1rcm.com

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